Exhibit 5.1

December 24, 2009

MDRNA Inc.

3830 Monte Vila Parkway

Bothell, WA 98021

Re:	Issuance and Sale of Warrants

Ladies and Gentlemen:

We have acted as legal counsel to MDRNA, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of warrants (the “Warrants”) to purchase 1,075,269 shares of the Company’s common stock, par value $0.006 per share (the “Warrant Shares”). The Warrants are being sold by the Company pursuant to a Note and Warrant Purchase Agreement, dated December 22, 2009 (the “Purchase Agreement”), by and among the Company, MDRNA Research, Inc. and the purchasers identified on the signature pages thereto, as well as an effective registration statement (the “Registration Statement”) on Form S-3 (File No. 333-148771) that was declared effective by the U.S. Securities and Exchange Commission (the “Commission”) on February 4, 2008, the statutory prospectus included therein and the prospectus supplement dated December 24, 2009, to be filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined originals or copies certified or otherwise identified to our satisfaction, of such documents, necessary or appropriate for purposes of rendering this opinion letter, including (a) the Certificate of Incorporation of the Company, as amended, (b) the By-laws of the Company, as amended, (c) the Purchase Agreement (filed as exhibit 10.1 to the Company’s Current Report on Form 8-K dated December 22, 2009), (d) the form of Warrant (filed as exhibit 4.2 to the Company’s Current Report on Form 8-K dated December 22, 2009), (e) the Registration Statement, (f) the pricing prospectus, (g) the prospectus supplement dated December 24, 2009, (h) resolutions of the board of directors of the Company duly adopted on December 21, 2009, (i) a status certificate of the Department of State of the State of Delaware, dated November 17, 2009, to the effect that the Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Delaware and is duly authorized to transact business in the State of Delaware, (j) a status certificate of the Department of State of the State of Washington, dated November 17, 2009, to the effect that the Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Washington and is duly authorized to transact business in the State of Maryland, and (k) such other documents,

MDRNA, Inc.

December 24, 2009

records and other instruments and matters of law as we have deemed necessary or appropriate for purposes of this opinion letter. In all such examinations, we have assumed the genuineness of all signatures on original and certified documents, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to executed documents of all unexecuted copies submitted to us, and the conformity to the originals of photocopies.

We are admitted to the Bar in the State of New York and we express no opinion as to the laws of any other jurisdiction, except the federal laws of the United States of America, and the general corporate laws of the State of Delaware, and we express no opinion with respect to any state securities or blue sky laws.

Based upon the foregoing and subject to the assumptions, limitations and exceptions set forth herein, we are of the opinion that as of the date hereof: (i) the Warrants have been duly authorized for issuance and sale pursuant to the Purchase Agreement and, when issued and delivered by the Company pursuant to the Purchase Agreement against payment of the consideration set forth therein, will be validly issued, fully paid and nonassessable; and (ii) the Warrant Shares have been duly authorized, and when issued upon exercise of the Warrants against payment of the exercise price in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

This opinion is issued to you solely for use in connection with the Registration Statement and is not to be quoted or otherwise referred to in any financial statements of the Company or any other document, nor is it to be filed with or furnished to any government agency or other person, without our prior written consent.

We hereby consent to the use of our name under the caption “Legal Matters” in the prospectus supplement, dated December 24, 2009, relating to the Warrants, and to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K, filed on December 24, 2009. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission adopted under the Act.

Very truly yours,

/s/ Pryor Cashman LLP